UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2021 ( November 18, 2021)

Twelve Seas Investment Company II

(Exact name of registrant as specified in its charter)

Delaware	001-40123	85-2141273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

228 Park Avenue S.

Suite 89898

New York, New York 10003-1502

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (323) 667-3211

2685 Nottingham Avenue

Los Angeles, CA 90027
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A Common Stock and one-third of one Redeemable Warrant	TWLVU	The Nasdaq Stock Market LLC

Class A Common Stock, par value $0.0001 per share	TWLV	The Nasdaq Stock Market LLC

Redeemable Warrants, each whole warrant exercisable for one share Class A Common Stock for $11.50 per share	TWLVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2021, the board of directors (the “Board”) of Twelve Seas Investment Company II (the “Company”) increased the size of the Board to five and appointed Bob Foresman, as a Class I independent director of the Company, as well as a member of the audit committee, effective immediately. Mr. Foresman served as an advisor to the Company until his appointment to the Board.

Bob Foresman, 53, served as Vice Chairman of UBS Investment Bank (NYSE: UBS), based in New York, from October 2016 to April 2020. Mr. Foresman was also Chairman of OOO UBS Bank in Russia as well as UBS Group country head for Russia and the Commonwealth of Independent States region (“CIS”) from January 2018 to April 2020. Prior to joining UBS, he was the Barclays Group country head from December 2009 to April 2016 for Russia and the wider region, where he represented and coordinated the activities of Barclays Group in the region, including investment banking and wealth management. Prior to his work at Barclays, Mr. Foresman was deputy chairman of Renaissance Capital from August 2006 to November 2009; chairman of the management committee for Russia and the CIS at Dresdner Kleinwort Wasserstein (from January 2001 to June 2006); and head of investment banking for Russia and the CIS at ING Barings (from August 1997 to December 2000). Mr. Foresman also ran the Ukrainian Privatization Advisory office of the International Finance Corporation (World Bank Group) from June 1993 to November 1995 in Kyiv and worked on private equity and project finance transactions as an investment officer at IFC’s head office in Washington, DC, from December 1995 to July 1997. Mr. Foresman served as an independent non-executive director (and on the Compensation Committee) of London-listed TMK Group (MCX: TRMK), a producer of steel pipe for the oil & gas industry, from June 2012 to June 2019. Mr. Foresman also currently served on the board of Miami Steel, a micro steel mill development in South Florida; a member of the board of Ascendant Digital Acquisition Corporation, a $414 million NYSE-listed special purpose acquisition corporation (“SPAC”), which in July 2021 merged with MarketWise, LLC, a multi-brand digital subscription services platform providing financial research, software, education, and tools for self-directed investors (f/k/a/ Beacon Street Group, LLC); a director nominee of Ascendant Digital Acquisition Corp. II, a SPAC seeking an initial public offering; member of the board of InfoSec Global, a private cybersecurity firm; and chairman of the advisory board of Amber Lion, a Swiss wealth management/asset management firm. Mr. Foresman has been a member of the Board of Counselors of the East West Institute since September 2012; a member of the advisory board of Harvard University’s David Center for Russian and Eurasian Studies since January 2016; and a lifetime member of the Council on Foreign Relations since March 2015. Mr. Foresman graduated from Harvard University’s Graduate School of Arts & Sciences in 1993 and Bucknell University in 1990. Mr. Foresman also received a certificate from the Moscow Energy Institute in 1989.

There are no family relationships between Mr. Foresman and any director, executive officer, or person nominated or chosen by the Company to become an executive officer of the Company. There are no transactions between the Company and Mr. Foresman that are subject to disclosure under Item 404(a) of Regulation S-K.

In connection with the appointment, on November 18, 2021, the Company and Mr. Foresman entered into a certain letter agreement and indemnification agreement, which are substantially similar to the letter agreement and indemnification agreements, respectively, entered into by the other directors in connection with the Company’s initial public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 24, 2021

Twelve Seas Investment Company II

By:	/s/ Dimitri Elkin
	Name:	Dimitri Elkin
	Title:	Chief Executive Officer

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